PROMISSORY NOTE
                               ---------------

$75,000                                                    June 26, 2001


       FOR VALUE RECEIVED, the undersigned (the "Maker"), promises to pay to STERLING FORSTER SECURITIES LITIGATION FUND Seventy-Five Thousand Dollars ($75,000), together with interest on the principal sum of this Note or the unpaid balance thereof as hereafter provided with the entire principal balance, together with any accrued interest,payable in full on or before June 26, 2003.

      The unpaid principal balance of this Note outstanding from time to time shall bear interest at the rate of seven percent (7.00%) per annum.

      This Note may be prepaid, in whole or in part, at any time without penalty.

       All payments shall first be applied to any interest then due, with the balance remaining applied to principal. Notwithstanding any provision contained herein or contained in any mortgage, conditional assignment, security agreement or other instrument or agreement now or hereafter executed in connection with this Note, the maximum amount of interest and other charges in the nature thereof contracted for, or payable hereunder or thereunder, shall not exceed the maximum amount which may be lawfully contracted for, charged and received in this transaction, all as determined by the final judgment of a court of competent jurisdiction,including all appeals therefrom.

      The entire unpaid balance shall, at the option of the holder, become immediately due payable, without notice or demand, upon the occurrence of any of the following events:

       1. default by the Maker on any obligations for the payment of borrowed funds to others; or

       2. the making of an assignment for the benefit of creditors, trust mortgage, or composition with creditors or other arrangement of similar import by the Maker; the commencement of any voluntary proceedings under any bankruptcy or insolvency law, now or hereafter enacted, by the Maker; the commencement of any involuntary proceedings under any bankruptcy or insolvency laws now or hereafter enacted which are not discharged without thirty (30) days after the filing thereof, by or against the Maker.

            The Maker agrees to pay all costs and expenses incurred by the holder hereof, including all reasonable attorneys' fees, for enforcement of the holder's rights hereunder or under any other instrument creating any collateral security or guaranty hereafter given to secure the obligations evidenced by this Note.

            Maker hereby: (a) waives presentment, demand, protest, suretyship defenses and defenses in the nature thereof; (b) waives any defenses based upon and specifically assents to any and all extensions and postponements of the time for payment, changes in terms and conditions and all other indulgences and forbearances which may be granted by the holder to any party now or hereafter liable hereunder; (c) agrees to any substitution, exchange, release, surrender or other delivery of any collateral now or hereafter held hereunder and to the addition or release of any other party or person primarily or secondarily liable; and (d) agrees to be bound by all of the terms contained in this Note and in any and all other instruments now or hereafter executed, evidencing or governingall or any proportion of any collateral for this Note. All rights and obligations hereunder shall be governed by the laws of the State of New York.

            No delay or omission on the part of the holder in exercising any right hereunder (or any right under any instrument or agreement executed in connection herewith or which is given or may be given to secure the indebtedness evidenced hereby) shall operate as a waiver of such right, or of any other right, of such holder, nor shall any delay, omission or waiver on any one occasion be deemed to be a bar to, or waiver of, the same or of any other right on any future occasion.

            All payments due hereunder shall be made at the offices of Milberg Weiss Bershad Hynes & Lerach LLP at 1 Penn Plaza, New York, New York, or at such other place as the holder hereof may designate fro time to time in writing.

       IN WITNESS WHEREOF, the undersigned has caused this Note to be signed as of the day and year first above written.

    WITNESS:                               EMBRYO DEVELOPMENT CORPORTION


     /s/ Karen Nazzareno                  By: /s/ Matthew Harriton
    --------------------                  ------------------------
                                            Matthew Harriton




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